UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest reported): September 19, 2011

THE ENLIGHTENED GOURMET, INC.

(Exact name of registrant as specified in charter)

Nevada	000-51597	32-0121206
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

236 Centerbrook

Hamden, CT  06518

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (203) 823-8865

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

      . Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      . Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      . Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      . Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5—Corporate Governance and Management

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d) Election of Director

On September 19, 2011, the Board of Directors (the "Board") of The Enlightened Gourmet, Inc. (the "Company"), upon the recommendation of the nominating committee, elected Michael E. Fasci, as a new director.  . Since 1987 Mr. Fasci has been the President of Process Engineering Services, Inc., a private company based in Taunton, Massachusetts in the solvent recovery/activated carbon adsorption business.  Additionally, since 2006 he been a director and the Chief Financial Officer of RedFin Network, a public company based in Ft. Lauderdale, Florida which markets wired & wireless POS and Internet Payment processing  systems. He also has Enrolled Agent status with the Internal Revenue Service.  The Board of Directors has determined that Mr. Fasci will be an independent director as such term is defined in Nasdaq Rule 4200(a)(15).  Mr. Fasci’s board committee assignments have not yet been determined.

As a member of the Board of Directors, the Company will issue Mr. Fasci two million shares of the Company’s restricted common stock for each year that he serves as a director, prorated based on the number of calendar days Mr. Fasci actually serves as a director.  Such compensation schedule shall remain in effect until the Company has enacted a formal compensation policy for its independent directors.  Mr. Fasci was not issued any stock options or grants pursuant to his election as a director.

There are no arrangements or understandings between Mr. Fasci and any other persons pursuant to which he was selected as a director. There are no current or proposed transactions between the Company and Mr. Fasci, or his immediate family members requiring disclosure under Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE ENLIGHTENED GOURMET, INC.

Date:  September 22, 2011

By: /s/ Alexander L. Bozzi, III

Name: Alexander L. Bozzi, III

Title: President